Exhibit dix

AMENDMENT NO. 1

to the

INVESTMENT ADVISORY AGREEMENT

Amendment, as of March 29, 2005, to the Investment Advisory Agreement dated April 30, 2003 (the “Agreement”) among Munder Series Trust (“MST”), on behalf of each of its series, and World Asset Management (“Advisor”), a division of Munder Capital Management, a Delaware partnership.

WHEREAS, on November 9, 2004 the Board of Trustees of MST approved the replacement of World Asset Management as Advisor to Munder International Equity Fund (“Fund”) with Munder Capital Management pursuant to an investment advisory agreement among MST, on behalf of its series, and Munder Capital Management dated April 30, 2003 (“MCM Agreement”);

WHEREAS, the MCM Agreement is substantially similar in all material respects to the Agreement, including the investment advisory fee payable by the Fund;

WHEREAS, the Advisor and MST wish to document the recent changes and to update Schedule A and Schedule B to the Agreement to delete references to Fund, as reflected below;

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor and MST agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A dated as of March 29, 2005.

2. Schedule B to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B dated as of March 29, 2005.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		WORLD ASSET MANAGEMENT,
a division of Munder Capital Management

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Peter K. Hoglund
	Stephen J. Shenkenberg	Peter K. Hoglund
	Vice President and Secretary	Chief Administrative Officer

SCHEDULE A

As of March 29, 2005

Munder Index 500 Fund

Munder S&P MidCap Index Equity Fund

Munder S&P SmallCap Index Equity Fund

SCHEDULE B

As of March 29, 2005

Fund	Annual Fees (as a Percentage of Daily Net Assets)
Munder Index 500 Fund	0.20% of the first $250 million; 0.12% of the next $250 million; 0.07% of net assets in excess of $500 million

Munder S&P MidCap Index Equity Fund	0.15%

Munder S&P SmallCap Index Equity Fund	0.15%